Sky Petroleum Provides Drilling Progress Report

Current Depth Is More Than 8,000 ft; Company Continues to Fund Drilling Program on Schedule

AUSTIN, TX -- 03/08/2006 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas exploration company, is pleased to provide a drilling progress report. Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, reports that as of March 4th the well was at a drill depth of 8,396 ft. Drilling operations commenced January 31st at the Mubarek H-2, the first of Sky Petroleum's two infill wells on the field.

The company also reports that it has recently completed a $3.5 million funding for costs related to the drilling program and has paid $21.5 million in total. As part of the drilling program Sky Petroleum is obligated to pay approximately US$25 million in drilling costs related to the two wells in the Mubarek oil and gas field. The final balance of $3.5 million will be made at the end of March 2006. Currently the company has approximately $11 million in cash on hand and has more than enough funds to finance its drilling obligations as well as working capital for 2006 and beyond.

"We continue to be very pleased with the drilling program and look forward to actual results," said Brent Kinney, chief executive officer at Sky Petroleum, Inc. "We will be providing additional updates as operations continue."

Crescent is one of the United Arab Emirates most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As operator of the Mubarek Field for over three decades, Crescent brings extensive knowledge of the subsurface conditions of the Mubarek Field. The first commercial oil was produced from the Mubarek Field in the mid 1970s and the field has been in continuous production since then.

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the timing and success of the proposed infill drilling programs, the contemplated continued production at the Mubarek Field, and anticipated production from the wells, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Investor Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com